                                    EXHIBIT 1

                                                FOR FURTHER INFORMATION CONTACT:
                                                WILLIAM F. KEEFE, EVP & CFO
                                                (908) 859-9539
                                                JILL A. PURSELL, VP & SECRETARY
                                                (908) 859-9559

          VISTA INCREASES DIVIDEND AND ANNOUNCES 275,000 SHARE BUYBACK

         PHILLIPSBURG, NEW JERSEY, MAY 18, 2001 --Vista Bancorp, Inc, (NASDAQ:VBNJ) announced its Board of Directors approved a 6.7 percent increase in the quarterly cash dividend to 16 cents per share from the current rate of 15 cents and authorized a 275,000 share repurchase program or 5 percent of the Company's 5.35 million shares outstanding. The dividend increase is effective for the second quarter and payable June 8, 2001 to shareholders of record at the close of business June 1, 2001.

         Barbara Harding, President and Chief Executive Officer stated, "We are gratified by the Board's decision to increase the dividend which reflects their belief in our future growth prospects and when combined with our recent decision to pay a 5 percent stock dividend on May 25, 2001 produces an impressive 12 percent increase in our cash dividend."

         In March 2001, Vista announced successful completion of a 200,000 share repurchase program where it repurchased shares for a total cost of $3.7 million. The new and larger 275,000 repurchase program will be conducted in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Vista intends to execute open-market purchases from time to time at the discretion of the Company's management.

         William F. Keefe, Executive Vice President and Chief Financial Officer commented, "Our decision to launch a new repurchase program is based on our disciplined approach to capital management and the pivotal role it plays in the creation of long-term shareholder value." He added, "The Board closely considers a wide-range of issues when contemplating share repurchase strategies including growth opportunities, dividend policy, risk levels and stock valuation levels. We are very pleased by the Board's decision to continue our track record of delivering value to all our shareholders."


EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE TIMELY AVAILABILITY AND ACCEPTANCE OF NEW PRODUCTS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE MANAGEMENT OF GROWTH, AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY"S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2001.